Exhibit 23(i)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 Post-Effective Amendment No. 4 on Form S-1 of our report dated November 18, 2004, relating to the financial statements and financial statement schedule, which appears in the 2004 Annual Report to Shareholders, which is incorporated by reference in Kulicke and Soffa Industries, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2004. We also consent to the reference to us under the headings “Experts” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

December 14, 2004